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Exhibit 10.1

PURCHASE AND SALE AGREEMENT

        PURCHASE AND SALE AGREEMENT ("Agreement") made this 1st day of November, 2002 BETWEEN MC-CAP, L.L.C., a Delaware limited liability company ("Seller"), and [Intentionally Omitted], a Delaware limited liability company ("Purchaser");

        WHEREAS, Seller is the beneficial and record owner of the Membership Interests (as hereinafter defined) in ARCap Investors, L.L.C., a Delaware limited liability company (the "Company") represented and expressed by the common membership units listed on Schedule 1 annexed hereto (together and collectively with all rights, title and interest in and to the Company as a consequence of the ownership thereof, including, without limitation, all Membership Interests represented or expressed thereby, and all rights to dividends and other distributions appertaining to such units or such Membership Interests accruing after the Closing (as hereinafter defined), the "Units");

        WHEREAS, as used herein, the terms "Board of Managers," "Member," "Membership Interests" and "Substitute Member" have the meanings provided in that certain Amended and Restated Limited Liability Company Agreement of ARCap Investors, L.L.C. made as of August 4, 2000 by and among [Intentionally Omitted], and the additional parties set forth on Schedule A attached thereto, as amended by a certain First Amendment dated February 16, 2001, as further amended by a certain Second Amendment adopted by resolution of the Board of Managers on March 15-16, 2001, as further amended by a certain Third Amendment adopted by consent of the Members, September, 2001, and as further amended by that certain Fourth Amendment dated as of August 6, 2002 (as so amended, the "LLC Agreement");

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Units for the purchase price and upon the terms and conditions set out in this Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual covenants set out in this Agreement, and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Sale and Purchase of Units

        1.1.    Sale.    At the Closing, as hereinafter defined, Seller shall irrevocably sell, convey, transfer and assign all of the Units to Purchaser, and Purchaser shall irrevocably purchase the Units from Seller, for the purchase price provided in this Agreement but subject to the terms and conditions hereof.

        1.2.    Substitute Member. It is specifically intended by Seller and Purchaser that Purchaser shall become a Substitute Member in the Company as the holder of the Membership Interests represented and expressed by the Units. In accordance with Section 12.2(a) of the LLC Agreement, Seller hereby expressly gives Purchaser the right to become and be a Substitute Member entitled to all of the rights of a Member with such Membership Interests.

2.    Purchase Price

        2.1.    Purchase Price. The portion of the purchase price to be paid for the Units that Purchaser agrees to deliver at Closing and Seller agrees to accept at Closing (the "Closing Payment") is Twenty Million, Two Hundred Twenty-Four Thousand, Six Hundred Thirty-Two and No/100 Dollars ($20,224,632.00).

        2.2.    Appreciation Contingency.

          (a)    In addition to the Closing Payment, Purchaser shall pay to Seller certain additional consideration for the Units (any such additional consideration, the "Appreciation Contingency" and, together with the Closing Payment, the "Purchase Price"), if on or before the fifth (5th)

  anniversary of the Closing (the "Contingency Termination Date"), Purchaser (i) sells or otherwise disposes of some or all of the Units for aggregate, net consideration in excess of $27,176,958.00 (the "Base Amount"), or (ii) enters into a written agreement or written understanding with a person or entity to sell or otherwise dispose of some or all of the Units that is followed by a sale or other disposition of Units to such person or entity within 120 days after the Contingency Termination Date for aggregate, net consideration in excess of the Base Amount. Any sale or other disposition of Units within the scope of the prior sentence shall be an "Appreciation-Contingency Sale." Subject to the provisions of Section 2.2(d) below, while the Base Amount is equal to $27.00 per Unit ("Base Unit Price"), no Appreciation Contingency is due upon the sale or other disposition of any Unit for any price above the Base Unit Price unless and until the total amount of net consideration received for all Units sold or otherwise disposed of exceeds the Base Amount.

          (b)    For the purposes of this Agreement, the "net consideration" received for any Unit shall be equal to the amount of cash or cash equivalent consideration received by Purchaser for such Unit, less any and all reasonable fees, costs and expenses (including, without limitation, Purchaser's reasonable attorneys' fees, and including any reasonable offering, placement, banking or similar sales costs, expenses, fees or commissions, including any of the same incurred in connection with the registration of any of the Units or their sale with any governmental agency, to the extent borne by, or allocated by the Company to, Purchaser or the Units), transfer or sales taxes (and not income or franchise taxes) and regulatory and administrative fees as may be imposed by applicable governmental agencies incurred by Purchaser in connection with or as a consequence of the sale or other disposition. For consideration that is not in the form of cash, cash-equivalents or regularly traded securities for which third-party pricing is readily available, the consideration shall be valued at its fair market value, as determined by such appraiser as Purchaser and Seller shall mutually agree upon (provided that in the event that any such consideration is received, at Purchaser's option, in its sole and absolute discretion, Purchaser may pay and Seller shall accept the payment of any Appreciation Contingency fairly attributable to such consideration, as determined by Purchaser in good faith, in kind (i.e., in the form of a portion of or interest in such consideration that is not in the form of cash, cash-equivalents or regularly traded securities for which third-party pricing is readily available),provided further that, in the event the delivery of such in-kind consideration to Seller would, in its good faith, reasonable opinion, be materially detrimental to maintaining its qualification as a "real estate investment trust" as defined in Section 856 of the Internal Revenue Code of 1986, as amended, Seller shall deliver notice thereof to Purchaser and Purchaser shall use its good faith commercially reasonable efforts to dispose of Seller's portion of or interest in such in-kind consideration (it being understood that nothing herein shall obligate Purchaser to dispose of any of its portion of or interest in any such consideration)for cash or such other consideration as Seller shall agree to and deliver such cash or other consideration in lieu of such in-kind consideration). Such consideration shall exclude and is hereby expressly made net of: (i) any and all amounts paid to or received by Purchaser from ARCap as dividends or other distributions (other than payments or other distributions made in exchange for Units in connection with any buyback or other redemption thereof or in liquidation of the Company), (ii) any and all amounts paid to Purchaser by any purchaser or other transferee of the Units on account of any Company dividends or other distributions or portion thereof accruing during Purchaser's ownership of the Units, but to be paid after the transfer to such transferee, or (iii) any stock, debentures or other security whatsoever distributed to Purchaser on account of any merger, consolidation, other reorganization, dissolution or sale of the Company (provided that any such stock, debentures or other securities that are disposed of prior to the Contingency Termination Date, or with respect to which Purchaser enters into a written agreement for such disposition prior to the Contingency Termination Date and actually disposes of them within 120 days thereafter, shall be treated as Appreciation-Contingency Sales, if the net sales price thereof, when added with all other net consideration previously or simultaneously received on account of the Units, exceeds the Base Amount).

          (c)    If Purchaser receives net consideration in excess of the Base Amount on or before the one hundred and twentieth (120th) day after the Contingency Termination Date, then within thirty (30) days after the receipt thereof, Purchaser shall pay Seller twenty-five percent (25%) of such excess at the address provided for herein for notices to Seller. Purchaser shall include with such payment a notice setting forth its calculation of the amount thereof. If the Units are not sold or otherwise disposed of in a single transaction, but over the course of several transactions, Purchaser shall only be obligated to make such a payment once the Base Amount has been exceeded. If at the time that the Base Amount is exceeded, Purchaser has not sold or otherwise disposed of all of the Units, and if before the Contingency Termination Date, Purchaser sells or otherwise disposes of any of such remaining Units, then Purchaser shall pay to Seller, as part of the Appreciation Contingency, 25% of the net consideration, if any, received from the sale or other disposition of such remaining Units.

          (d)    Notwithstanding the foregoing, in the event that:

            (i)    at the Contingency Termination Date, Purchaser has (x) sold or otherwise disposed of some Units, or (y) entered into written agreements or written understandings with a person or entity for the sale or other disposition of some Units that is followed by a sale or other disposition of such Units to such person or entity within 120 days after the Contingency Termination Date (all of the Units described in (x) or (y), "Sold Units"), but has not sold or otherwise disposed of or entered into such agreements or understandings with respect to all of the Units, and

            (ii)    the amount determined by dividing (x) the aggregate amount of net consideration received by the Purchaser for the Sold Units on or before the 120th day after the Contingency Termination Date, by (y) the number of Sold Units (the amount resulting from such division being herein referred to as the "Sold Unit Price") exceeds the Base Unit Price, then Seller shall be entitled to and Purchaser shall pay to Seller, within thirty (30) days after such 120th day, Appreciation Contingency in an amount equal to twenty-five percent (25%) of the product of (1) the excess of the Sold Unit Price less the Base Unit Price, multiplied by (2) the number of Sold Units.

          (e)    Other than in connection with Appreciation-Contingency Sales as set forth hereinabove, in no event shall Seller be entitled to any Appreciation Contingency with respect to any Units sold or otherwise disposed of after the Contingency Termination Date, and Seller shall have no interest in any proceeds of any such transaction. Nothing in this Section 2 or elsewhere in this Agreement obligates or is intended to obligate Purchaser to sell or otherwise dispose of any of the Units on or before the Contingency Termination Date, and Purchaser shall have no express or implied duty to do so, regardless of whether or not the price that it could receive for any of such units before the Contingency Termination Date equaled or exceeded the price that it could obtain therefor after such date.

          (f)    Purchaser and Seller are arms' length purchaser and seller, and are not partners or joint venturers and nothing herein shall be construed to make them such. Purchaser's only obligations to Seller with respect to the Units are as expressly set forth in this Agreement, and it does not have any duty of care or any fiduciary or other type of duty to Seller (other than to comply with the terms of this Agreement in good faith) with respect to the Units and any such duty that might arise by law or otherwise is hereby forever waived and discharged by Seller. Seller's only obligations to Purchaser with respect to the Units are as expressly set forth in this Agreement, and it does not have any duty of care or any fiduciary or other type of duty to Purchaser (other than to comply with the terms of this Agreement in good faith) with respect to the Units and any such duty that might arise by law or otherwise is hereby forever waived and discharged by Purchaser.

3.    Representations and Warranties of Seller

        Seller hereby represents and warrants to Purchaser as follows:

        3.1.    Organization. Seller is a limited liability company duly organized, validly existing and in good standing, under the laws of the State of Delaware.

        3.2.    Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the necessary limited liability company action and authority of Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        3.3.    Litigation. There are no actions or proceedings pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller or any of its assets or properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        3.4.    No Required Registration. Neither the execution and delivery of this Agreement nor any related instrument or agreement nor the consummation by Seller of the transactions contemplated by this Agreement, nor compliance by Seller with any of the provisions hereof will require Seller or, to Seller's knowledge, the Company to register with, or obtain any permit, authorization, consent or approval of, any governmental or regulatory authority.

        3.5.    No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (a) conflict with or result in the breach of any of the terms, conditions or provisions of the articles of organization or the operating agreement of Seller, or of any statue, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Seller is subject, or of any agreement, contract or commitment which is material to the business or properties of Seller, (b) constitute a default under any of the foregoing, or (c) give to others any rights of termination, cancellation or acceleration under any of the foregoing which, in any case, would be likely to have a material adverse effect on Seller or which would delay, invalidate or in any way impair any of the transactions contemplated by this Agreement or any of the rights to accrue to Purchaser as a result of any such transactions or otherwise hereunder.

        3.6.    Title. Seller owns the Units beneficially and of record, free and clear of any mortgage, pledge, security interest, title retention agreement, lien, adverse claim, option, right of first refusal or offer, charge or other encumbrance or title defect of any kind or any conditional sale contract, title retention contract or other contract to give any of the foregoing or any limitation affecting Seller's ability to transfer the Units to Purchaser (collectively "Liens") other than the transfer restrictions contained in the LLC Agreement. Subject to (i) compliance with the conditions in the LLC Agreement with respect to the transfer of the Units to Purchaser herein contemplated, and (ii) the delivery of and payment of the Closing Payment for the Units as provided in this Agreement, Purchaser will acquire good and marketable title to the Units, free and clear of any Liens other than Liens created or suffered to exist by Purchaser.

        3.7.    No Broker. Neither Seller nor any agent or representative of Seller has employed any broker or finder or incurred any liability for any brokerage fees or commissions in connection with the transactions contemplated by this Agreement and Seller agrees to indemnify, defend and hold harmless Purchaser from any loss, damages, actions, causes of action and suits arising out of or in any manner relating to the alleged employment or use by Seller of any such broker or finder or anyone claiming by, through or under Seller.

        3.8.    Company Financials. Except as set forth on Schedule 3.8 hereto, Seller has not received any notice or correspondence which could reasonably lead it to believe that Company has suffered any change which would have a material adverse effect on the business, properties, prospects, working capital, financial condition or results of the Company's operations. Other than as set forth in the LLC Agreement, Seller has not made any commitment to make any capital contribution or loan to the Company.

        3.9.    Entire Agreement. The LLC Agreement and a certain side letter dated March 17, 1999 (the "Letter Agreement") constitute the entire agreement between Seller and the Company with respect to the Units, and these have not been amended (other than amendments to the LLC Agreement in the ordinary course of, and limited to, admitting new members). To Seller's knowledge, the LLC Agreement is valid and in full force and effect. Seller: (i) has not received any notice from the Company or any other Member therein requesting or requiring any loan or capital contribution to the Company; (ii) has no existing obligation to make any capital contributions or loan to the Company or to return any dividends or other distributions or portions of thereof previously received other than the obligations, if any, expressly set forth in the LLC Agreement; (iii) has not had any taxes withheld or tax payments made by the Company on Seller's behalf or with respect to it pursuant to Section 5.10 of the LLC Agreement, (iv) has paid the Company in full for the Units; (v) is not a party to any contract, agreement or commitment (other than the LLC Agreement, the Letter Agreement, this Agreement and, when executed, the Transfer Documents and the Company Consent) with respect to the Company or the Units; and (vi) is not in default under any agreement made or obligation owed by it with respect to the Company or the Units. Seller has furnished Purchaser with copies of all material correspondence and other written communications in its possession sent by or on behalf of Seller to, or received by or on behalf of Seller from the Company relating to this Agreement or the transactions contemplated hereby. As of the effectiveness of the transfer of the Units in accordance herewith, the Letter Agreement shall be of no effect with respect to the Units transferred and shall, in no event, at any time, be effective against or in any way obligate the Purchaser.

4.    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

        4.1.    Purchaser Organization. Purchaser is a [limited liability company] duly organized, validly existing and in good standing, under the laws of the [State of Delaware].

        4.2.    Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the necessary entity action and authority of Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

        4.3.    Litigation. There are no actions or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets or properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        4.4.    No Required Registration. Neither the execution and delivery of this Agreement nor any related instrument or agreement nor the consummation by Purchaser of the transactions contemplated by this Agreement, nor compliance by Purchaser with any of the provisions hereof will require Purchaser to register with, or obtain any permit, authorization, consent or approval of, any governmental or regulatory authority.

        4.5.    No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (a) conflict with or result in the breach of any of the terms, conditions or provisions of the articles of organization or the operating agreement of Purchaser, or of any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which the Purchaser is subject, or of any agreement, contract or commitment which is material to the business or properties of Purchaser, (b) constitute a default under any of the foregoing, or (c) give to others any rights of termination, cancellation or acceleration under any of the foregoing.

        4.6.    No Broker. Neither Purchaser nor any agent or representative of Purchaser has employed any broker or finder or incurred any liability for any brokerage fees or commissions in connection with the transactions contemplated by this Agreement and Purchaser agrees to indemnify, defend and hold harmless Seller from any loss, damages, actions, causes of action and suits arising out of or in any manner relating to the alleged employment or use by Purchaser of any such broker or finder or anyone claiming by, through or under Purchaser.

        4.7.    Investment Representations.

          (a)    Purchaser has been advised that the Units have not been registered under the Securities Act of 1933, or registered or qualified under any other securities law and understands and acknowledges that Company is under no obligation to so register the Units and does not intend to so register the Units.

          (b)    Purchaser, either alone or with Purchaser's professional advisers, has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in Units.

          (c)    Purchaser understands:

            (i)    The financial hazards involved in purchasing the Units, including the risk of losing Purchaser's entire investment;

            (ii)    The lack of liquidity and restrictions on transfers of Units; and

            (iii)    The tax consequences of this investment.

Purchaser has consulted with Purchaser's own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by Purchaser in the Units and the merits and risks of an investment in the Units.

5.    The Closing

        5.1.    Closing. The Closing hereof (the "Closing") shall take place at 10:00 a.m. on the date which is five business days after the satisfaction or waiver (in writing) of all of the conditions to Closing set forth in Section 8 (such date or any other date agreed to by the parties pursuant to this Section 5.1, the "Closing Date") at the offices of Dechert in New York City or in Philadelphia or at such other time and/or such other place as may be agreed between the parties hereto.

        5.2.    Transfer Documents. At the Closing Seller shall execute and deliver to Purchaser an Assignment and Assumption of Common Membership Units, together with such documents and instruments of transfer and assignment of the Units as shall (i) be required by the LLC Agreement and (ii) as may otherwise be reasonably necessary or desirable to transfer to Purchaser all of Seller's right, title and interest in and to the Units and to allow Purchaser to become a Substitute Member in the Company with all rights of a Member holding the Membership Interests expressed by the Units (such Assignment and Assumption of Common Membership Interests and other documents and instruments, collectively, the "Transfer Documents"), all of which shall be in form and substance reasonably satisfactory to Purchaser and Seller.

        5.3.    Payment of Closing Payment. At the Closing, Purchaser shall deliver to Seller the Closing Payment in immediately available funds by Federal Funds wire transfer to Seller in accordance with written wire transfer instructions to be provided by Seller to Purchaser at least two (2) business days prior to the closing.

6.    Apportionments

        6.1.    Pre-Closing Distributions. Seller shall be entitled to all distributions made to it by the Company prior to Closing and shall bear its share of profit and loss allocated to it by the Company prior to Closing; provided that the Closing shall be deemed to occur at the close of business in New York City on the day that Seller receives payment in immediately available funds of the Closing Payment.

        6.2.    Bridging Period. Distributions made by the Company in respect of the Units in respect of a period commencing prior to Closing and terminating thereafter (a "Bridging Period") and any profit or loss allocated by the Company in respect of the Units for a Bridging Period shall be prorated between Seller and Purchaser in accordance with their respective periods of ownership of the Units during such Bridging Period.

        6.3.    Bridging Period Distributions Received by Purchaser. If Purchaser shall receive a distribution to which Section 6.2 hereof applies, Purchaser shall: (a) within seven (7) days of receipt thereof, pay to Seller its share of such distribution as calculated in accordance with the provisions of Section 6.2, and (b) with such payment, provide Seller with details in writing of Purchaser's calculation. Any money so received by Purchaser shall be held in trust for Seller until so paid over.

        6.4.    Bridging Period Profits and Losses. If any profit or loss of the Company shall be required to be allocated between Seller and Purchaser pursuant to Section 6.2 hereof, Company shall be directed to allocate such profit or loss in accordance therewith.

        6.5.    Distributions Received by Seller. If any funds on account of any of the Units relating in whole or in part to any period occurring after the Closing are received by Seller, Seller shall promptly and in no event within more than seven (7) days after receipt, pay all such money over to Purchaser with all necessary endorsements, provided that if Section 6.2 applies, then Seller shall: (a) only so pay over such portion of such money as is allocated to Purchaser thereunder, and (b) with such payment, provide Purchaser with details in writing of Seller's calculation. Any money so received by Seller shall be held in trust for Purchaser until so paid over.

7.    Certain Covenants.

        7.1.    Certain Notices. Seller shall, prior to the Closing, promptly provide Purchaser with a copy of (i) any notice or other communication received by Seller relating to a default of Seller or event which, with notice or lapse of time or both would become a default of Seller, under the LLC Agreement; (ii) any material notice or other communication received by Seller from or on behalf of the Company; and (iii) any notice or other communication received by Seller relating to any contemplated or pending claim, action, suit, proceeding or investigation by any court of law, government department, commission, board, agency, instrumentality or authority involving or relating to the Company or the Units.

        7.2.    Company Consent. Prior to Closing, Seller and Purchaser shall cooperate and diligently use all commercially reasonable good faith efforts to obtain the Company Consent (as hereinafter defined). Seller and Purchaser shall each bear their own costs in seeking to obtain the Company Consent, and, notwithstanding anything to the contrary in the LLC Agreement, share evenly any and all costs incurred by the Company in connection therewith.

        7.3.    Public Announcements. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made by either party without the advance approval thereof by both Purchaser and Seller, other than press releases or other public announcements that do not identify the other party and that are required by law, the requirements of applicable exchanges on which the securities of the announcing party and/or its affiliates are listed or as may be recommended by counsel in order to comply with any of the foregoing or the fiduciary or other duties of the announcing party or its affiliates.

        7.4.    Confidentiality. All information furnished in writing by one party to this Agreement to another party to this Agreement in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information (i) is information which the receiving party can demonstrate was already known to the receiving party when received; (ii) thereafter becomes lawfully obtainable from other sources through no act or failure to act on the part of the receiving party; (iii) is required to be disclosed in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including, without limitation, the Securities Exchange Commission or in connection with any litigation, provided that the receiving party shall disclose only so much of the confidential information as is legally required; or (iv) is disclosed pursuant to Section 7.3. Additionally, each of the parties may disclose such information to its officers, directors, employees, partners, investment advisors, members and agents provided that it is disclosed subject to the provisions of this Section 7.4.

8.    Conditions to Closing

        8.1.    Closing Conditions (to Purchaser's Obligations). The obligations of Purchaser to purchase the Units and otherwise consummate the transactions to be consummated at closing are subject to the satisfaction by the Closing Date of the following conditions (any of which may be waived by Purchaser in whole or in part, in its sole and absolute discretion):

          (a)    Purchaser shall have completed its due diligence upon the Units, including, without limitation, due diligence on ARCap Investors, L.L.C. and upon the assets that it owns and holds within two weeks of the date hereof and shall be, at the time of the closing, satisfied with the results of such diligence, as determined by Purchaser in its sole and absolute discretion; provided that (X) Purchaser shall have notified Seller, in writing, of its intention to continue with, or, as the case may be, to abandon, the proposed purchase of the Units within two (2) business days after the completion of such two week due diligence period with its reasons therefor set forth and (Y) Purchaser's failure to do so shall be deemed to be written waiver of this condition to Closing;

          (b)    Purchaser or the relevant members of Purchaser shall have received approval of this Agreement and the transactions contemplated hereby from the advisory committees of [Intentionally Omitted] within two weeks of the date hereof;

          (c)    Purchaser and a subsidiary of a fund advised by [Intentionally Omitted] ("[Intentionally Omitted] Fund") shall have formed, and [Intentionally Omitted] Fund shall have made its required capital contribution to, a Delaware limited liability company formed for the purpose of assuming this Agreement and acquiring the Units;

          (d)    The General Partners and Board of Directors of the [Intentionally Omitted] Fund shall have consented to the transactions contemplated by this Agreement within two weeks of the date hereof;

          (e)    Seller shall have executed and delivered to Purchaser all of the Transfer Documents;

          (f)    A Consent to Transfer and Substitution of Members admitting Purchaser as a Substitute Member with all rights of a Member holding the Membership Interests expressed by the Units in form and substance satisfactory to Purchaser and Seller (the "Company Consent") shall have been executed by Seller, Board of Managers and Company (or those of the foregoing required for the effectiveness of the Company Consent as determined by Purchaser) and delivered to Purchaser;

          (g)    The Company shall have received the opinion required by Section 12.3 of the LLC Agreement in form and substance satisfactory to the Company or Seller shall have obtained the written waiver from the Board of Managers of such opinion; and

          (h)    All of the representations and warranties of Seller shall be true, complete and correct as of the date originally made and as of the Closing Date.

        8.2.    Closing Conditions (to Seller's Obligations). The obligations of Seller to sell the Units and otherwise consummate the transactions to be consummated at closing are subject to the satisfaction by the Closing Date of the following conditions (any of which may be waived by Seller in whole or in part, in its sole and absolute discretion):

          (a)    Seller shall have received the requisite approval of this Agreement and the transactions contemplated hereby from the Board of Directors of Mack-Cali Realty Corporation within two weeks of the date hereof;

          (b)    Purchaser shall have executed and delivered to Seller all of the Transfer Documents that require Purchaser's signature;

          (c)    The Company Consent shall have been executed by Purchaser, Board of Managers and Company (or those of the foregoing required for the effectiveness of the Company Consent) and delivered to Seller;

          (d)    The Company shall have received the opinion required by Section 12.3 of the LLC Agreement in form and substance satisfactory to the Company or Seller shall have obtained the written waiver from the Board of Managers of such opinion; and

          (e)    All of the representations and warranties of Purchaser shall be true, complete and correct as of the date originally made and as of the Closing Date.

        8.3.    Termination. If all of the conditions set forth in Section 8.1 are not satisfied or waived on or before the date that is sixty (60) days from the date hereof, then Purchaser may, at its option, terminate this Agreement, and if all of the conditions set forth in Section 8.2 are not satisfied or waived on or before the date that is sixty (60) days from the date hereof, then Seller may, at its option, terminate this Agreement. Following any such termination, neither Seller nor Purchaser shall have any further rights or obligations hereunder; provided that neither Seller nor Purchaser shall be relieved of liability for any material breach hereof.

9.    Indemnification

        9.1.    Mutual Indemnity. Seller and Purchaser agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, liability, claims or damages arising from or as a result of the breach of any covenant, representation or warranty made hereunder by the indemnifying party. Notwithstanding the foregoing, Seller shall not have any liability to Purchaser for any breach of the representations set forth in Section 3.6 that occurs after the date hereof solely as a result of any lien, if any, that may arise at law or in equity (no such lien being intended by the parties) in favor of Seller for any unpaid Appreciation Contingency that has then become due and payable to Seller.

10.  Miscellaneous

        10.1.    Complete Agreement. This Agreement (including, without limitation, the schedules and exhibits hereto) contains the entire agreement between the parties with respect to the purchase of the

Units and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended or terminated other than in a writing signed by all of the parties hereto.

        10.2.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof. Any dispute with respect to this Agreement or the transactions contemplated hereby shall be adjudicated in the Courts of the State of New York or in the United States District Court for the Southern District of New York and each of the parties hereby irrevocably consents to the jurisdiction thereof and waives all objections to venue and arguments of forum non conveniens with respect thereto. Service of process on any party may be accomplished in any manner permitted by the laws of the State of New York (without regard to its conflicts of laws rules).

        10.3.    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, or sent by next-day delivery via Federal Express or a similar overnight courier, as follows:

    (1)    If to Seller to:

    MC-Cap, L.L.C.
    11 Commerce Drive
    Cranford, New Jersey 07016
    Telephone: (908) 272-8000
    Facsimile: (908) 272 6755
    Attn: Mitchell E. Hersh, CEO, and Roger W. Thomas Esq.

    (2)    If to Mack-Cali (as hereinafter defined):

    11 Commerce Drive
    Cranford, New Jersey 07016
    Telephone: (908) 272-8000
    Facsimile: (908) 272 6755
    Attn: Mitchell E. Hersh, CEO, and Roger W. Thomas Esq.

    in the case of (1) or (2), with a copy to:

    Seyfarth Shaw
    1270 Avenue of the Americas
    New York, New York 10020
    Telephone: (212) 218-5500 Facsimile: (212) 218-5526 Attn: John P. Napoli, Esq.

    (3)    If to Purchaser, to:

    [Intentionally Omitted]

    with copies to:

    [Intentionally Omitted]

A notice shall be deemed given for purposes of this Agreement (i) on the date of delivery, if delivered personally or sent by facsimile transmission, and (ii) on the first business day following the date of dispatch if sent next-day delivery via Federal Express or similar overnight courier. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. For the purposes of this Section 10.3, "business day" means any day other than a Saturday, Sunday or Federal or State holiday in the State of New York.

        10.4.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that: (a) Purchaser (i) may (and it is intended that Purchaser shall) assign its rights and obligations hereunder to a to be formed Delaware limited liability company in which one or more affiliates of Purchaser or entities advised by Purchaser shall be the managing members and in which [Intentionally Omitted] Fund shall be a member, (ii) Purchaser may, in lieu of (i) assign all of its rights hereunder or, in addition to (i), assign all of its rights to one or more potions of the Units to any affiliates or entities advised by it that, in the event of any waiver, in Purchaser's sole and absolute discretion, of the closing conditions set forth in Sections 8.1(c) and 8.1(d) above, shall become the purchaser hereunder of the Units, and (iii) subsequent to the Closing, Purchase may assign its rights hereunder to any subsequent transferee of the Units, provided, however, that in the case of any of the foregoing, any such assignment shall not relieve Purchaser of any of its obligations hereunder through the Closing of this transaction, but thereafter, with respect to any Purchaser obligations that survive Closing, if any, Seller shall look only to the assignee; and (b) after the Closing, Seller may assign its rights hereunder to any Appreciation Contingency which may hereafter become due, if any, to any entity which it controls, is under common control with it or which controls it. For purposes hereof, a person or entity "controls" another if it owns 51% or more of the voting securities of such entity or otherwise controls its management and policies.

        10.5.    Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall not be binding upon any party until each party has executed at least one counterpart hereof and delivered it to the other party.

        10.6.    Partial Invalidity. If any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by an court of competent jurisdiction to be illegal, void or unenforceable, such provision shall, to the extent held to be illegal, void or unenforceable, be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement or of such provision to the extent not held to be illegal, void or unenforceable.

        10.7.    Incorporation of Schedules. All of the recitals, schedules and exhibits hereto are hereby incorporated herein and expressly made a part of this Agreement.

        10.8.    Transaction Costs. Seller and Purchaser shall each be responsible for and pay all of their own costs (including, without limitation, attorneys' fees) incurred under and in connection with this Agreement, the Transfer Documents and the Company Consent. Notwithstanding anything to the contrary in the LLC Agreement (including the provisions of Sections 12.1 and 12.2(c) thereof), Purchaser and Seller shall each pay one- half of all costs and expenses incurred by or on behalf of the Company or the Board of Managers in connection with the Company Consent or any of the transactions contemplated by this Agreement, including the cost of any opinions required under Section 12.3 of the LLC Agreement.

        10.9.    Survival. This Agreement, including all covenants and obligations set forth herein and the representations and warranties set forth in Section 3.6 hereof, shall survive the Closing indefinitely, except that the representations and warranties set forth in Sections 3.1 through 3.5, Sections 3.7 through 3.9, and 4 shall be extinguished on the day that is one (1) year after the Closing.

        10.10.    Prevailing Party. In the event of any litigation or arbitration arising under this Agreement or with respect to the transactions contemplated hereby, the prevailing party in any such litigation or arbitration shall be entitled to, in addition to its other remedies, to have the other parties to such litigation or arbitration pay its reasonable attorneys' fees and other reasonable costs of resolving such litigation or arbitration.

        10.11.    Remedies; Liquidated Damages. Subject to the provisions of this Section 10.11, each of Seller and Purchaser hereby waives all rights to seek or obtain any consequential damages. All other rights and remedies of the parties are hereby preserved. Notwithstanding the foregoing, each of Seller and Purchaser acknowledges and agrees that if the other party breaches this Agreement by failing to consummate the purchase and sale contemplated hereby, then the damages to the non-breaching party would be extremely difficult to calculate or determine, and that $100,000 would be a reasonable estimate of such damages. Therefore, in the event of any such breach, the non-breaching party shall be entitled to the payment of $100,000 by the breaching party, and the payment of such $100,000 shall constitute liquidated damages and shall be the sole and exclusive remedy of the non-breaching party. The parties acknowledge and agree that the foregoing liquidated damages provision applies only with respect to any breaches that result in a failure of the purchase and sale contemplated hereby to close and does not apply in the context of any action brought subsequent to Closing for the breach of any representation or warranty hereof or to any other breach.

        10.12.    No Third Party Beneficiary. There are no intended third party beneficiaries to this Agreement, and no person or entity other than Seller and Purchaser and their permitted successors and assigns may enforce any of the terms or provisions hereof.

        10.13.    Headings. The section headings and paragraph designations set forth herein are for the convenience of the reader only, and do not limit, expand or define the meaning of any term or provision hereof.

        10.14.    Mack-Cali Indemnity. Mack-Cali Realty, L.P., a Delaware limited partnership ("Mack-Cali"), is joining into this Agreement for the sole purpose of indemnifying and agreeing to defend and hold harmless and hereby does indemnify and agree to defend and hold harmless Purchaser from and against any loss, cost, expense, damage, liability or claim, resulting from the violation, breach or inaccuracy of any of the representations and warranties set forth in Section 3 of this Agreement. Mack-Cali is an affiliate of Seller and will derive substantial, material benefit from the consummation of the transactions contemplated by this Agreement, and acknowledges that Purchaser would not have entered into this Agreement but for the provisions of this Section 10.14.

[Remainder of page intentionally left blank; signature pages follow.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER
MC-CAP, L.L.C., a Delaware limited liability company
By:	Mack-Cali Realty, L.P., a Delaware limited partnership
By:	Mack-Cali Realty Corporation, a Maryland corporation
By:	/s/ MITCHELL E. HERSH
Name: Mitchell E. Hersh Title: Chief Executive Officer
[Purchaser's signature page and Mack-Cali Realty, L.P. joinder page follow.]

PURCHASER

[Intentionally Omitted]

JOINDER

        Mack-Cali Realty, L.P. hereby joins in the execution of the foregoing Agreement solely for the purposes set forth in Section 10.14.

        IN WITNESS WHEREOF, Mack-Cali has executed this Agreement as of the date first above written.

MACK-CALI REALTY, L.P., a Delaware limited partnership
By:	Mack-Cali Realty Corporation, a Maryland corporation
By:	/s/ MITCHELL E. HERSH
Name: Mitchell E. Hersh Title: Chief Executive Officer

SCHEDULE 1

Seller	Units	Closing Payment
MC-Cap, L.L.C.	1,006,554 Founders Common Units in ARCap Investors, L.L.C.	$20,224,632

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  Exhibit 10.1
PURCHASE AND SALE AGREEMENT
PURCHASER
JOINDER
SCHEDULE 1